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                                                                    EXHIBIT 13.1


[THOMASTON LOGO]                                                   NEWS
                                                                  RELEASE

                                                            FIRST QUARTER REPORT
                                                                    1998

TO THE SHAREHOLDERS:


As forecasted at our Annual Shareholders Meeting, Thomaston Mills had a loss for the first fiscal quarter of $2,772,000 or $.42 per share. Sales for the quarter were $73,212,000, up 6.2% from the same quarter a year ago. Most of the sales increase occurred in the month of September. The loss was caused by continued low prices for denim and sales yarn, plus continued import competition in the discount sheet and comforter business. Seconds produced have also been higher than planned in the piece dyed apparel area due to start up of the new dye range.

On the positive side, sales have begun to improve, and plants are running close to capacity. The reduction in the work force is for all practical purposes now complete, and was accomplished mostly through attrition and early retirements. The work force reduction and other cost reductions should begin to have an impact. Product development efforts have been intensified to create new value added apparel fabrics and home furnishings.

While we are getting off to a slow start in the new fiscal year, we are optimistic that fiscal year ending June 1998 will be profitable for Thomaston Mills.

Sincerely,


/s/ Neil H. Hightower
Neil H. Hightower
President and CEO

October 22, 1997




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                            THOMASTON MILLS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                  (Dollars in Thousands except Per Share Data)
                                  (Unaudited)

                                                                     Three Months Ended
                                                              SEPTEMBER 27,      September 28,
                                                                   1997               1996
----------------------------------------------------------------------------------------------
Net sales                                                      $   73,212         $   68,913
Cost of sales                                                      71,305             64,849
----------------------------------------------------------------------------------------------
                                                                    1,907              4,064
Selling, general and administrative expenses                        5,154              5,219
Other income (expense)-net                                            103                 63
----------------------------------------------------------------------------------------------
                                                                   (3,144)            (1,092)
Interest expense                                                    1,327                829
----------------------------------------------------------------------------------------------
Income (loss) before income taxes                                  (4,471)            (1,921)
Provision for income taxes (benefit)                               (1,699)              (730)
----------------------------------------------------------------------------------------------
Net income (loss)                                              $   (2,772)        $   (1,191)
==============================================================================================

Average Number of Shares                                        6,539,996          6,545,863
  Net income (loss) per share                                  $  (0.4200)        $  (0.1800)
  Dividends paid per share                                     $   0.0750         $   0.0750
==============================================================================================

                            CONDENSED BALANCE SHEETS
                             (Dollars in Thousands)
                                  (Unaudited)

                                                             SEPTEMBER 27,      September 28,
                                                                  1997               1996
---------------------------------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                                  $       696        $     1,438
  Accounts receivable                                             51,422             49,280
   Less allowance for uncollectible accounts                        (500)              (415)
  Inventories                                                     51,710             47,781
  Refundable income taxes                                          4,605                  0
  Other current assets                                             2,620              2,248
---------------------------------------------------------------------------------------------
                  Total Current Assets                           110,553            100,332

Property, Plant and Equipment                                    251,041            234,304
 Less allowance for depreciation                                (162,354)          (147,264)
Other assets                                                       2,303              1,859
---------------------------------------------------------------------------------------------
                                                             $   201,543        $   189,231
=============================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                           $    18,385        $    15,919
  Accrued liabilities                                              9,635              7,752
  Current portion of capital lease obligations                       387                376
  Current portion of long-term debt                                2,648              2,648
---------------------------------------------------------------------------------------------
                  Total Current Liabilities                       31,055             26,695

Obligations under capital leases                                   1,037              1,383
Long-term debt                                                    66,521             46,669
Deferred income taxes                                              5,758              6,874
Other liabilities                                                    973                221
Shareholders' Equity                                              96,199            107,389
---------------------------------------------------------------------------------------------
                                                             $   201,543        $   189,231
=============================================================================================